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                                                                      EXHIBIT 11


                 WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES

           Computation of Earnings per Average Share of Common Stock
         Assuming Full Dilution from Conversion of the $4.60 and $4.36
                          Convertible Preferred Stock




                                                                          Years Ended September 30,
                                                                 -------------------------------------------
                                                                     1997           1996           1995
                                                                 ------------   ------------   -------------
                                                                       (Thousands, except per share data)
EARNINGS PER AVERAGE SHARE ASSUMING FULL DILUTION
-------------------------------------------------

Net Income                                                       $     82,019     $   81,591    $    62,909

Dividends on preferred stock (excluding dividends on
      convertible preferred stock)                                      1,320          1,320          1,320
                                                                  ------------     ----------    -----------

Net income applicable to common stock                            $     80,699     $   80,271    $    61,589
                                                                  ============     ==========    ===========

Average common shares outstanding on a fully diluted basis
     assuming conversion of the outstanding shares of the
     $4.60 and $4.36 convertible preferred stock on October 1
     of each year based on the applicable conversion price.            43,733         43,391         42,609
                                                                  ============     ==========    ===========

Earnings per average share of common stock assuming
     full dilution                                               $       1.85     $     1.85    $      1.45
                                                                  ============     ==========    ===========



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     Note:     These calculations are submitted in accordance with Securities
               Exchange Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because no dilution results.